EX-35.2
(logo) KeyBank


Statement of Compliance
January 1, 2013 - December 31, 2013 (the 'reporting period')


I, Diane Haislip, in my capacity as Senior Vice President of KeyBank
National Association successor by merger to KeyCorp Real Estate Capital Markets, Inc., (KeyBank), do hereby state that:


* A review of the Primary Servicing and Master Servicing activities of KeyBank during the reporting period and of its performance, under the Agreement dated as of March 1, 2012 relating to Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C4 and the Pooling and Servicing Agreement dated as of July 1, 2012 relating to Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C5 (collectively, the "Agreements"), has been made under my supervision, and,


* To the best of my knowledge, based on such review, KeyBank has fulfilled all of its obligations under the Agreements in all material respects throughout the reporting period.


By:
/s/ Diane Haislip
Diane Haislip, Senior Vice President

Date: March 11, 2014


KeyBank National Association
11501 Outlook Street, * Suite 300 * Overland Park, KS 66211
Toll Free (888) 979-1200 * Direct (913) 317-4100 * www.keybank.com

47608568.2